NEITHER THE ISSUANCE AND SALE OF THE SECURITIES EVIDENCED BY THIS CONVERTIBLE PROMISSORY NOTE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

THIS NOTE IS ISSUED PURSUANT TO THAT CERTAIN SECURITIES PURCHASE AGREEMENT DATED AS OF MARCH __, 2010 BY AND BETWEEN CASCADE TECHNOLOGIES CORP. AND _________ (THE “INITIAL HOLDER”).  ANY PURCHASER OR SUBSEQUENT HOLDER OF THIS NOTE IS AWARE THAT THIS NOTE MAY BE CONVERTED IN PART BY THE INITIAL HOLDER OR ANY SUBSEQUENT HOLDER WITHOUT SURRENDER TO THE BORROWER OR NOTATION OF SUCH CONVERSION ON THIS NOTE.  ANY SUCH PURCHASER OR SUBSEQUENT HOLDER OF THIS NOTE TAKES THIS NOTE SUBJECT TO ANY PRIOR CONVERSION OR OTHER SATISFACTION OF THIS NOTE.  ANY SUCH PURCHASER OR HOLDER OF THIS NOTE OR ANY INTEREST HEREIN SHOULD CONFIRM WITH THE BORROWER THE OUTSTANDING AMOUNT DUE UNDER THIS NOTE OR AMOUNTS CONVERTED HEREUNDER PRIOR TO COMPLETING ANY PURCHASE OF THE SECURITIES OR INDEBTEDNESS EVIDENCED BY THIS NOTE, THIS NOTE OR ANY INTEREST THEREIN OR HEREIN.

Principal Amount: $___________                                                                                                           Issue Date: ______________, 2010                                                                                                                                             Purchase Price: Par

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, Cascade Technologies Corp., a Wyoming corporation (hereinafter called “Borrower”), hereby promises to pay to the order of ________________________________, ______________________________________________________ (the “Holder”), without demand, the sum of ______________________________________________ Dollars ($___________) (“Principal Amount”), with interest accruing thereon, on December 31, 2016 (the “Maturity Date”), if not sooner paid.

This Convertible Promissory Note (“Note”) has been issued pursuant to the terms of a Securities Purchase Agreement (the “Subscription Agreement”) between the Borrower and the Holder which is substantially identical to securities purchase agreements between the Borrower and other subscribers (“Other Holders”) for similar convertible promissory notes (“Other Notes”) dated at or about the date hereof.  This Note shall be governed by the terms of such Subscription Agreement to the extent applicable hereto.  Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement.  The following terms shall apply to this Note:

ARTICLE I

GENERAL PROVISIONS

1.1           Interest Rate.   Interest payable on this Note shall accrue at the annual rate of eight tenths of one percent (0.8%) and be payable on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below.

1.2           Payment Grace Period.  The Borrower shall not have any grace period to pay any monetary amounts due under this Note.

1.3           Conversion Privileges.  The Conversion Rights set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default.  This Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock in accordance with Article II hereof.

1.4           Prepayment.  This Note includes a valuable conversion right in favor of the Holder and may not be prepaid by the Borrower in whole or in part, at any time.

ARTICLE II

CONVERSION RIGHTS

The Holder shall have the right to convert the principal and any interest due under this Note into Shares of the Borrower’s Common Stock, no par value (“Common Stock”) as set forth below.

2.1.           Conversion into the Borrower’s Common Stock.

(a)           Commencing on the Issue Date, the Holder shall have the right at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, and accrued interest, at the election of the Holder (the date of giving of such notice of conversion being an “Optional Conversion Date”) into fully paid and non-assessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in Section 2.1(c) hereof, determined as provided herein.  Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto as Exhibit A, Borrower shall issue and deliver to the Holder within three (3) business days after the Conversion Date (such third day being the “Delivery Date”) that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing.  At the election of the Holder, the Borrower will deliver accrued but unpaid interest on the Note, if any, through the Conversion Date directly to the Holder on or before the Delivery Date.  The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and interest, if any, to be converted, by the Fixed Conversion Price.

(b)           If this Note shall remain unpaid and outstanding on the Automatic Conversion Date (as defined below), then, subject to the limitations of Section 2.4 the outstanding and unpaid principal portion of this Note and accrued interest shall be converted contemporaneously with the event giving rise to the Automatic Conversion Date into fully paid and non-assessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified, at the Fixed Conversion Price as defined in Section 2.1(c) hereof, determined as provided herein as same may be adjusted.  As used in this Section 2.1(b), “Automatic Conversion Date” means the first trading day following the date on which all of the following shall have occurred (and, as applicable, be continuing):  (i) six months shall have elapsed from the initial issuance of this

Note (the “Restricted Period”) and (ii) either (A) the closing price of the Common Stock on the principal exchange or inter-dealer quotation system on which it is traded shall be [$.909 if issued prior to the Dividend (as defined in the Merger Agreement)] [$0.25 if issued subsequent to the Dividend (as defined in the Merger Agreement)] or greater for 22 consecutive trading days (with the earliest such testing period commencing after the end of the Restricted Period) during which period the arithmetic mean of the trading volume of shares of Common Stock shall be at least 100,000 per trading day, or (B) a transaction shall have been consummated in which not less than $15 million in aggregate amount of Common Stock shall be issued by the Borrower for consideration the fair market value of which is not less than $15 million; provided, in each case that the Common Stock so issued to the Holder may be transferred without limitation as to amount pursuant to Rule 144 or pursuant to an effective resale registration statement under the Securities Act of 1933.  The Optional Conversion Date and the Automatic Conversion Date are collectively referred to herein and each is deemed, as applicable, as a “Conversion Date.”

(c)           Subject to adjustment as provided in Section 2.1(d) hereof, the fixed conversion price per share shall be equal to [$0.182 if issued prior to the Dividend (as defined in the Merger Agreement)] [$0.05 if issued subsequent to the Dividend (as defined in the Merger Agreement)] (“Fixed Conversion Price”).

(d)            The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a) or Section 2.1(b), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(i)           Merger, Sale of Assets, etc.  If (A) the Borrower effects any merger or  consolidation of the Borrower with or into another entity, (B) the Borrower effects any sale of all or substantially all of its assets in one or a series of related transactions,  (C) any tender offer or exchange offer (whether by the Borrower or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Borrower consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate Common Stock of the Borrower, or (F) the Borrower effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental  Transaction”), this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction.  The foregoing provision shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such Fundamental Transaction.

(ii)           Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(iii)           Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(iv)           Share Issuance.   So long as this Note is outstanding, if the Borrower shall issue any Common Stock except for the Excepted Issuances (as defined below), prior to the complete conversion or payment of this Note, for a consideration per share that is less than the Fixed Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issuance, the Fixed Conversion Price shall be reduced to such other lower issue price.  For purposes of this adjustment, the issuance of any security or debt instrument of the Borrower carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Fixed Conversion Price upon the issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Fixed Conversion Price. Common Stock issued or issuable by the Borrower for no consideration will be deemed issuable or to have been issued for $0.001 per share of Common Stock.  The reduction of the Fixed Conversion Price described in this paragraph is in addition to the other rights of the Holder described in the Subscription Agreement.  “Excepted Issuance” means (a) financings closing more than 24 months after the original issuance date of the first convertible promissory note issued by the Borrower to a Holder or any Other Holder, whichever is first, (b) the issuance of capital stock to employees, consultants, officers or directors of the Borrower pursuant to stock purchase or stock option plans approved by the Board of Directors, (c) the issuance of securities in connection with acquisition transactions, (d) the issuance of securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, (e) shares issued upon conversion of this Note or Other Notes, (f) the issuance of securities in an offering in which all of the Notes will be automatically converted or an underwritten public offering in which at least $15 million in gross proceeds are raised, (g) the issuance of securities pursuant to other currently outstanding options, warrants, notes, or other rights to acquire securities of the Borrower; or (h) stock splits, stock dividends or like transactions.

(e)           Whenever the Conversion Price is adjusted pursuant to Section 2.1(d) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

(f)           During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock not less than an amount of Common Stock equal to 150% of the amount of shares of Common Stock issuable upon the full conversion of this Note.  Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.2           Method of Conversion.  This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof and shall be converted automatically as provided in Section 2.1(b).  Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

2.3           Effect of Conversion.  At the time of conversion as provided in this Section 2, the rights of the Holder as holders the principal amount and interest accrued on this Note so converted shall cease, and the Person or Persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time.  Unless otherwise specified by the Holder, if Common Stock to be issued upon conversion of this Note is to be registered in a name other than that of the Holder, such transaction shall be deemed a transfer, prior to the conversion of this Note, of that portion of this Note to be so converted or issued to the Person in whose name such Common Stock is to be registered.  The Holder shall within three (3) business days after the Note has been fully converted or paid and all conversion shares have been received by the Holder, surrender this Note, duly endorsed for cancelation, to the Borrower.  Notwithstanding any delay or failure in such surrender, upon the Conversion Date, no Person shall have any rights in respect of the converted portion of this Note, except the right to receive shares of Common Stock on conversion thereof as provided in this Section 2.

2.4.           Maximum Conversion.  The Holder shall not be entitled to convert on a Conversion Date nor may the Company convert on an Automatic Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, (ii) any Common Stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Borrower on such Conversion Date.  For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.  Subject to the foregoing, the Holder shall not be limited to aggregate conversions of 4.99%.  The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 2.4 will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Notes are convertible shall be the responsibility and obligation of the Holder.  The Holder may waive the conversion limitation described in this Section 2.4, in whole or in part, upon and effective after 61 days prior written notice to the Borrower to increase such percentage to up to 9.99%.

2.5           No Fractional Shares.  No fractional Common Stock or scrip certificates in respect thereof shall be issued upon conversion of any this Note.  If more than one Note shall be converted at one time by the Holder, the number of full shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of Notes so converted.  Instead of any fractional Common Stock which would otherwise be issuable upon conversion of any convertible note, the Borrower shall pay a cash adjustment in respect of such fraction (calculated to the nearest 1/100 of a share) in an amount in Dollars equal to the same fraction of the current market price per share of Common Stock (as calculated by the Board of Directors, whose determination shall be conclusive and described in a Board resolution) at the close of business on the day of conversion, or alternatively, at the Borrower’s option, the Borrower shall round up the conversion transaction to the next higher whole share.

2.6           Taxes on Conversions.  Except as provided in the next sentence, the Borrower will pay any and all transfer, stamp, documentary and other similar taxes and duties that may be payable in respect of the issue or delivery of Common Stock on conversion of this Note pursuant hereto.  The Holder will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue and delivery of

Common Stock in a name other than that of the Holder, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Borrower the amount of any such tax or duty or has established to the satisfaction of the Borrower that such tax or duty has been paid.

ARTICLE III

EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

3.1           Failure to Pay Principal or Interest.  The Borrower fails to pay any installment of principal, interest or other sum due under this Note when due.

3.2           Breach of Covenant.  The Borrower breaches any material covenant or other term or condition of the Subscription Agreement or this Note in any material respect and such breach, if subject to cure, continues for a period of five (5) business days after written notice to the Borrower from the Holder.

3.3           Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein, in the Subscription Agreement, Offering Materials, or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith shall be false or misleading in any material respect as of the date made and the Offering Closing date.

3.4           Liquidation.   Any dissolution, liquidation or winding up of Borrower or any substantial portion of its business.

3.5           Cessation of Operations.   Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due.

3.6           Maintenance of Assets.   The failure by Borrower to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

3.7           Receiver or Trustee.  The Borrower or any material subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

3.8           Judgments.  Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of its property or other assets for more than $100,000, unless stayed vacated or satisfied within thirty (30) days.

3.9           Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary of Borrower.

3.10           Delisting.   Delisting of the Common Stock from any Principal Market, failure to comply with the requirements for continued listing on a Principal Market for a period of five (5) consecutive trading days, or notification from a Principal Market that the Borrower is not in compliance with the conditions for such continued listing on such Principal Market.  As used herein “Principal Market” shall mean the OTC Bulletin Board; provided, however, that, if after the Issue Date the Common Stock is listed on the New York Stock

Exchange, The Nasdaq Stock Market, or any other nationally recognized stock exchange, interdealer quotation system or market, the “Principal Market” shall mean such stock exchange, interdealer quotation system or market, as applicable.

3.11           Non-Payment.   A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $250,000 for more than twenty (20) days after the due date, unless the Borrower is contesting the validity of such obligation in good faith.

3.12           Stop Trade.  An SEC or judicial stop trade order or trading suspension that lasts for five or more consecutive trading days.

3.13           Failure to Deliver Common Stock or Replacement Note.  Borrower’s failures to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note, or, if required, a replacement Note.

3.14           Reservation Default.   Failure by the Borrower to have reserved for issuance upon conversion of the Note, the number of shares of Common Stock as required in the Subscription Agreement and this Note.

3.15           Financial Statement Restatement.  The restatement after the date hereof of any financial statements filed by the Borrower with the SEC for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a material adverse effect on the business, operations or financial condition of Borrower.

3.16           Other Note Default.  The occurrence of any Event of Default under any Other Note.

3.17           Executive Officers Breach of Duties.  Any of Borrower’s named executive officers or directors is convicted of a violation of securities laws, or a settlement in excess of $250,000 is reached by any such officer or director relating to a violation of securities laws, breach of fiduciary duties or self-dealing.

ARTICLE IV

CERTAIN COVENANTS

4.1           Corporate Existence.  From the Issue Date and for so long as this Note is outstanding, the Borrower shall, and shall cause each of its material subsidiaries to (i) conduct its operations in the ordinary course of business consistent with past practice, (ii) maintain its corporate existence and (iii) maintain and protect all material intellectual property used and useful in the business of the Borrower and its material subsidiaries.

4.2           Filing Status.  From the Issue Date and for so long as the Note is outstanding, the Borrower shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Borrower shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

4.3           SEC Filings.  From the Issue Date and for so long as the Note is outstanding, (i) the Borrower shall timely file with the SEC, within the time periods specified in the SEC’s rules and regulations, all quarterly and annual financial information required to be filed with the SEC on Forms 10-Q and 10-K, all current reports required to be filed with the SEC on Form 8-K and any other information required to be filed with the SEC; (ii) the Borrower shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination and (iii) the Borrower shall deliver (A) copies of all such filings with the SEC to the Holder within one (1) day after the filing thereof with the SEC, unless the foregoing are filed with the SEC through EDGAR and are immediately available to the public through EDGAR and (B) facsimile copies of all press releases issued by the Borrower or any of its Subsidiaries on the same day as the release thereof, except to the extent any such release is available through Bloomberg Financial Markets (or any successor thereto) contemporaneously with such issuance.

4.4           Listing.  The Borrower shall use its reasonable best efforts to take all actions necessary to remain eligible for quotation of its securities on the OTC Bulletin Board and to cause the Common Stock to be quoted thereon, unless listed on another nationally recognized stock exchange, interdealer quotation system or market.  The Company shall promptly secure the listing of all of the Common Stock issuable upon conversion of this Note upon each national stock exchange, interdealer quotation system or market, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all shares of Common Stock from time to time issuable under the terms of this Note.  Neither the Borrower nor any of its subsidiaries shall take any action which would be reasonably expected to result in the suspension or termination of trading of the Common Stock on the Principal Market.  The Borrower shall pay all fees and expenses in connection with satisfying its obligations under this Section 4.4.

ARTICLE V

MISCELLANEOUS

5.1           Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Borrower to: 8591 Skyline Drive, Los Angeles, California 90046, Attention:  Daniel L. Farkas, with a copy by fax (not constituting notice) only to:  Aaron Grunfeld, Esq., facsimile (310) 788-6677, and (ii) if to the Holder, to the name, address and facsimile number set forth on the front page of this Note, with a required copy by fax (not constituting notice) only to __________________________, facsimile: ____________.

5.3           Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4           Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.  The Borrower may not assign its obligations under this Note.

5.5           Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

5.6           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder.  This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought.  For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.  This Note is issued pursuant to that certain securities purchase agreement dated as of March __, 2010 by and between Cascade Technologies Corp. and _________ (the “Initial Holder”).  Notwithstanding the foregoing or anything else to the contrary contained in this Note, any purchaser or subsequent holder of this Note is aware that this Note may be converted in part by the Initial Holder or any subsequent holder without surrender to the Borrower or notation of such conversion on this Note.  Any such purchaser or subsequent holder of this Note takes this Note subject to any prior conversion or other satisfaction of this Note.  Any such purchaser or holder of this Note or any interest herein should confirm with the Borrower the outstanding amount due under this Note or amounts converted hereunder prior to completing any purchase of the securities or indebtedness evidenced by this Note, this Note or any interest therein or herein.

5.7           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law, any payments in excess of such maximum rate shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.8           Non-Business Days.   Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of California, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

5.9           Redemption.  This Note may not be redeemed or called without the consent of the Holder except as described in this Note.

5.10           Shareholder Status.  The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note.  However, the Holder will have the rights of a shareholder of the Borrower with respect to the Shares of Common Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ____ day of _____________, 2010.

Cascade Technologies Corp.

By: ________________________________
      Name:
      Title: Chief Executive Officer

WITNESS:

______________________________________

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by ___________________________ on ________________, 2010 into Shares of Common Stock of _____________________ (the “Borrower”) according to the conditions set forth in such Note, as of the date written below.

Date of Conversion: ___________________________

Conversion Price:         ___________________________

Number of Shares of Common Stock Beneficially Owned on the Conversion Date: Less than 5% of the outstanding Common Stock of ___________________________  .

Shares To Be Delivered:    ___________________________

Signature:   ___________________________

Print Name:  ______________________________________________________

Address:    ______________________________________________________